Exhibit 10.1

BONUS AGREEMENT

This Bonus Agreement (the “Agreement”) is made as of November 18, 2015 (the “Effective Date”) between Celladon Corporation (the “Company”), and Fredrik Wiklund (the “Employee”).

RECITALS

WHEREAS, the Company believes that it is in the best interests of the Company and its stockholders to provide Employee with the benefits described herein in recognition of Employee’s services to the Company.

WHEREAS, this Agreement shall replace and supersede the Employment Letter Agreement between Employee and the Company dated August 31, 2013, as amended on January 23, 2014, May 27, 2015 and October 20, 2015 (the “Employment Agreement”) and the Retention Agreement between Employee and the Company dated May 27, 2015 (the “Retention Agreement”, and, together with the Employment Agreement, the “Prior Agreements”).

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the Company and Employee hereto agree as follows:

1. AMOUNT OF BONUS. Subject to the eligibility provided in this Agreement, Employee shall be entitled to receive a lump sum cash payment in an amount equal to $454,190, less standard deductions and withholdings (the “Bonus”). The Bonus represents approximately the amount of severance and retention payments the Employee would have currently been eligible to receive under the Prior Agreements under the circumstances described in such Prior Agreements.

For the avoidance of doubt, as a condition to receipt of the Bonus, the Employee shall have no further right or entitlement to any potential severance, payments or other benefits under the Prior Agreements.

2. ELIGIBILITY. Employee will be eligible to receive the Bonus if the Employee executes a general waiver and release of claims in favor of the Company in such form provided by the Company (the “Release”) and such Release becomes effective in accordance with its terms (which shall in no event be later than sixty (60) days following the Effective Date).

3. PAYMENT OF BONUS. Provided that the Employee returns an effective Release as described in Section 2 above, the Bonus shall be paid to Employee in a single lump sum cash payment on the later of (i) December 15, 2015 or (ii) the effective date of the Release, provided that the Bonus shall in any case be paid on or before January 31, 2016.

5. APPLICATION OF SECTION 409A. It is intended that this Agreement and the benefits and payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulation Sections 1.409A-1(b)(4), or such other applicable exemption under Section 409A and any ambiguities herein shall be interpreted accordingly. To the extent not exempt from Section 409A, this Agreement (and any ambiguities hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.

6. MISCELLANEOUS PROVISIONS.

(a) This Agreement is only intended to provide a Bonus on the terms specified herein. This Agreement does not constitute an employment agreement and does not give Employee or other person any right (i) to be retained in the employ or service of the Company or (ii) to interfere with the right of the Company or successor to the Company to discharge Employee or other person at any time and for any reason, which right is hereby reserved.

(b) This Agreement will bind the heirs, personal representatives, successors and assigns of both Employee and the Company, and inure to the benefit of both Employee and the Company, their heirs, successors and assigns.

(c) If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

(d) This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered in their name and on their behalf, as of the day and year first above written.

EMPLOYEE			CELLADON CORPORATION

/s/ Fredrik Wiklund		By:	/s/ Paul B. Cleveland
Name:	Fredrik Wiklund	Name:	Paul B. Cleveland
		Its:	President and Chief Executive Officer